Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Community West Bancshares and its subsidiary of our report dated March 10, 2020, relating to the consolidated financial statements of Community West Bancshares and its subsidiary, appearing in the Annual Report on Form 10-K of Community West Bancshares and its subsidiary for the year ended December 31, 2019.

/S/ RSM US LLP
Las Vegas, Nevada
August 11, 2020